UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 18, 2010

The Bank Holdings
(Exact name of registrant as specified in its charter)

Nevada	000-50645	90-0071778
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9990 Double R. Blvd., Reno, Nevada	89521
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 775.853.8600

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03. Bankruptcy or Receivership.

On Friday, June 18, 2010, Nevada Security Bank, which also operates under the name Silverado Bank,  (the “Bank”), the wholly-owned subsidiary and principal asset of The Bank Holdings (the “Company”), was closed by the Nevada Financial Institutions Division and the Federal Deposit Insurance Corporation (the “FDIC”) was appointed as receiver of the Bank.  The FDIC entered into a purchase and assumption agreement with Umpqua Bank, Roseburg, Oregon, to assume all of the deposits of the Bank. The Company’s principal asset is the common stock that it owns in the Bank, and, as a result of the closure of the Bank, the Company has very limited remaining tangible assets, and its liabilities are substantially greater than the value of those assets. As the owner of all of the capital stock of the Bank, the Company would be entitled to the net recoveries, if any, following the liquidation or sale of the Bank or its assets by the FDIC. However, the Company believes it will not realize any recovery.

A complete copy of the press release issued by the FDIC regarding the closing can be found on the Internet at http://www.fdic.gov/bank/individual/failed/nevsecbank.html.

Item 5.02

Effective June 21, 2010, John Donovan, Executive Vice President and Chief Credit Officer, and Joe Bourdeau, President, resigned their positions at The Bank Holdings.  Also effective June 21, 2010, David Funk resigned as a director of The Bank Holdings.

Item 8.01. Other Events.

Based on the Company’s current financial condition, the board of directors of the Company has retained special counsel to evaluate the Company’s options for winding down the affairs of the Company. The alternatives under consideration include filing a voluntary petition seeking relief under the Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bank Holdings

June 23, 2010	By:	/s/ Jack Buchold

	Name:	Jack Buchold
	Title:	Chief Financial Officer